Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, Chief Financial Officer and Chief Information Officer (952) 937-7779

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 27, 2015 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2015. Summarized financial results for the quarter ended March 31 are as follows (dollars in thousands, except per share data):

	Three months ended March 31,
	2015	2014	% change

Total revenues	$3,300,890	$3,142,585	5.0%

Net revenues:
Transportation
Truckload (1)	$298,380	$272,347	9.6%
LTL	85,370	60,138	42.0%
Intermodal	10,512	8,940	17.6%
Ocean	50,190	43,612	15.1%
Air	20,639	17,454	18.2%
Customs	10,263	9,332	10.0%
Other logistics services	19,791	18,566	6.6%

Total transportation	495,145	430,389	15.0%
Sourcing	29,965	26,846	11.6%

Total net revenues	525,110	457,235	14.8%

Operating expenses	343,185	300,264	14.3%

Operating income	181,925	156,971	15.9%
Net income	$106,476	$93,187	14.3%

Diluted EPS	$0.73	$0.63	15.9%

(1)	Includes Payment Services revenues which were previously reported separately.

Our truckload net revenues increased 9.6 percent in the first quarter of 2015 compared to the first quarter of 2014. Our acquisition of Freightquote.com (“Freightquote”) on January 1, 2015 contributed approximately three percentage points to our truckload net revenue growth. Our North American truckload volumes increased approximately six percent. Approximately half of this increase was due to the acquisition of Freightquote. Our truckload net revenue margin increased in the first quarter of 2015 compared to the first quarter of 2014, due primarily to the lower cost of fuel. In North America, excluding the estimated impacts of the change in fuel, our average truckload rate per mile charged to our customers increased approximately six percent in the first quarter of 2015 compared to the first quarter of 2014. In North America, our truckload transportation costs increased approximately six percent, excluding the estimated impacts of the change in fuel. These increases were largely the result of market conditions and a change in the mix of our business.

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C.H. Robinson Worldwide, Inc.

April 27, 2015

Our less-than-truckload (“LTL”) net revenues increased 42.0 percent in the first quarter of 2015 compared to the first quarter of 2014. Freightquote contributed approximately 34 percentage points to our LTL net revenue growth in the first quarter of 2015. LTL volumes increased approximately 28 percent in the first quarter of 2015 compared to the first quarter of 2014. Freightquote contributed approximately 19 percentage points to our LTL volume growth in the first quarter of 2015. Net revenue margin increased in the first quarter of 2015 compared to the first quarter of 2014. This was primarily the result of a change in our freight mix with more small customers from the Freightquote business.

Our intermodal net revenues increased 17.6 percent in the first quarter of 2015 compared to the first quarter of 2014. Freightquote contributed approximately 10 percentage points to our intermodal net revenue growth in the first quarter of 2015.

Our ocean transportation net revenues increased 15.1 percent in the first quarter of 2015 compared to the first quarter of 2014. The increase in net revenues was primarily due to increased volumes and net revenue margin.

Our air transportation net revenues increased 18.2 percent in the first quarter of 2015 compared to the first quarter of 2014. The increase was primarily due to increased volumes and net revenue margin.

Our customs net revenues increased 10.0 percent in the first quarter of 2015 compared to the first quarter of 2014. The increase was due to increased transaction volumes.

Our other logistics services revenues, which includes managed services, warehousing, and small parcel, increased 6.6 percent in the first quarter of 2015 compared to the first quarter of 2014 primarily from growth in managed services. Freightquote contributed approximately two percentage points to our other logistics services net revenue growth in the first quarter of 2015.

Sourcing net revenues increased 11.6 percent in the first quarter of 2015 compared to the first quarter of 2014. This increase was primarily due to a case volume increase of approximately nine percent across a variety of commodities and services.

For the first quarter, operating expenses increased 14.3 percent to $343.2 million in 2015 from $300.3 million in 2014. Operating expenses as a percentage of net revenues decreased to 65.4 percent in the first quarter of 2015 from 65.7 percent in the first quarter of 2014.

For the first quarter, personnel expenses increased 15.8 percent to $255.1 million in 2015 from $220.3 million in 2014. This was primarily due to increased expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability. Personnel expenses also increased due to additional headcount related to our acquisition of Freightquote. For the first quarter, our average headcount grew 7.5 percent compared to the first quarter of 2014.

For the first quarter, other selling, general, and administrative expenses increased 10.1 percent to $88.0 million in 2015 from $80.0 million in 2014. This increase was primarily due to our acquisition of Freightquote including amortization expense of approximately $1.9 million, and an increase in claims expenses, partially offset by a decrease in our provision for doubtful accounts.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 66,000 transportation providers worldwide.

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C.H. Robinson Worldwide, Inc.

April 27, 2015

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2015 Earnings Conference Call

Tuesday, April 28, 2015 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 800-479-9001

International callers dial +1-719-457-2644

Callers should reference the conference ID, which is 1733625

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on May 5, 2015: 888-203-1112;

passcode: 1733625#

International callers dial +1-719-457-0820

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C.H. Robinson Worldwide, Inc.

April 27, 2015

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2015	2014

Revenues:
Transportation (1)	$2,947,257	$2,806,777
Sourcing	353,633	335,808

Total revenues	3,300,890	3,142,585

Costs and expenses:
Purchased transportation and related services (1)	2,452,112	2,376,388
Purchased products sourced for resale	323,668	308,962
Personnel expenses	255,144	220,297
Other selling, general, and administrative expenses	88,041	79,967

Total costs and expenses	3,118,965	2,985,614

Income from operations	181,925	156,971

Interest and other expense	(9,605)	(6,131)

Income before provision for income taxes	172,320	150,840
Provision for income taxes	65,844	57,653

Net income	$106,476	$93,187

Net income per share (basic)	$0.73	$0.63
Net income per share (diluted)	$0.73	$0.63

Weighted average shares outstanding (basic)	146,204	148,517
Weighted average shares outstanding (diluted)	146,383	149,008

(1)	Includes Payment Services revenues and related costs which were previously reported separately.

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C.H. Robinson Worldwide, Inc.

April 27, 2015

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$135,783	$128,940
Restricted cash	—	359,388
Receivables, net	1,651,427	1,571,591
Other current assets	59,705	45,540

Total current assets	1,846,915	2,105,459

Property and equipment, net	191,141	152,471
Intangible and other assets	1,271,168	956,408

Total assets	$3,309,224	$3,214,338

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$858,257	$795,255
Accrued compensation	62,563	125,624
Accrued income taxes	52,797	4,616
Other accrued expenses	47,479	45,365
Current portion of debt	630,000	605,000

Total current liabilities	1,651,096	1,575,860

Noncurrent income taxes payable	22,622	24,279
Deferred tax liabilities	77,256	66,961
Long-term debt	500,000	500,000
Other long term liabilities	230	223

Total liabilities	2,251,204	2,167,323

Total stockholders’ investment	1,058,020	1,047,015

Total liabilities and stockholders’ investment	$3,309,224	$3,214,338

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C.H. Robinson Worldwide, Inc.

April 27, 2015

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Three months ended March 31,
	2015	2014
Operating activities:
Net income	$106,476	$93,187
Stock-based compensation	15,336	4,793
Depreciation and amortization	16,243	14,549
Provision for doubtful accounts	3,991	6,270
Deferred income taxes	426	6,757
Other	429	(1,476)
Changes in operating elements, net of acquisitions:
Receivables	(27,599)	(168,723)
Prepaid expenses and other	(12,639)	(16,286)
Other non-current assets	1,435	201
Accounts payable and outstanding checks	21,105	88,052
Accrued compensation and profit-sharing contribution	(64,709)	(38,008)
Accrued income taxes	48,390	32,223
Other accrued liabilities	(8,489)	(7,099)

Net cash provided by operating activities	100,395	14,440

Investing activities:
Purchases of property and equipment	(3,895)	(11,124)
Purchases and development of software	(2,771)	(1,471)
Restricted cash	359,388	—
Acquisitions, net of cash	(369,143)	—
Other	462	268

Net cash used for investing activities	(15,959)	(12,327)

Financing activities:
Borrowings on line of credit	2,025,000	1,225,000
Repayments on line of credit	(2,000,000)	(1,190,000)
Net repurchases of common stock	(40,340)	(8,264)
Excess tax benefit on stock-based compensation	4,842	4,253
Cash dividends	(57,335)	(52,420)

Net cash used for financing activities	(67,833)	(21,431)
Effect of exchange rates on cash	(9,760)	84

Net change in cash and cash equivalents	6,843	(19,234)
Cash and cash equivalents, beginning of period	128,940	162,047

Cash and cash equivalents, end of period	$135,783	$142,813

	As of March 31,
	2015	2014
Operational Data:
Employees	12,632	11,703

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